EXHIBIT 4.22

AMENDMENT

TO THE $385,000 PROMISSORY NOTE DATED February 19, 2018

The parties agree that $385,000 Promissory Note by and between Cool Technologies, Inc. (“Company”) and Lucas Hoppel (“Holder”) is hereby amended as follows:

Maturity Date: The Maturity Date shall be extended to August 1st, 2019.

ALL OTHER TERMS AND CONDITIONS OF THE $385,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated May 1st, 2019 by signing below:

/s/ Tim Hassett	/s/ Lucas Hoppel
Tim Hassett	Lucas Hoppel
Cool Technologies, Inc. Chief Executive Officer